(213) 683-5000

March 28, 2008

Firsthand Funds
125 South Market, Suite 1200
San Jose, CA 95113

Re:	Reorganization of:	(1) Firsthand Technology Innovators Fund,
(2) Firsthand Global Technology Fund, and
(3) Firsthand Technology Value Fund

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax matters in connection with the reorganizations by and between Firsthand Technology Innovators Fund (“TIF”) and Firsthand Global Technology Fund (“GTF”) (each, an “Acquired Fund”), both series funds of Firsthand Funds, and Firsthand Technology Value Fund (“TVF” or the “Acquiring Fund”), a series fund of Firsthand Funds.  This opinion is rendered in connection with the reorganization of TIF into TVF (the “TIF Transaction”) and the reorganization of GTF into TVF (the “GTF Transaction”).  The two transactions, hereafter collectively referred to as the Transactions, are described individually in their respective Agreement and Plan of Reorganization dated February 11, 2008 (together, the “Reorganization Agreements”), by Firsthand Funds for itself and on behalf of the Acquired Funds and by Firsthand Funds for itself and on behalf of the Acquiring Fund, and adopts the applicable defined terms therein.

This letter and the opinion expressed herein are for delivery to Firsthand Funds and may be relied upon only by Firsthand Funds and its shareholders.  This opinion also may be disclosed by Firsthand Funds or any of its shareholders in connection with an audit or other administrative proceeding before the Internal Revenue Service (the “Service”) affecting Firsthand Funds or any of its shareholders or in connection with any judicial proceeding relating to the federal, state or local tax liability of Firsthand Funds or any of its shareholders.  In addition, we hereby consent to the filing of this opinion as an exhibit to the registration statement of Firsthand Funds on Form N-14 pursuant to the Securities Act of 1933, as amended, in connection with the registration of securities required to be issued by Firsthand Funds by the Reorganization Agreement.

The opinions rendered herein are issued in accordance with United States Treasury Department Circular 230, revised as of June 20, 2005 (“Circular 230”).  This opinion is intended to be a “covered opinion,” as defined in Circular 230.

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March 28, 2008

A.           Assumptions and Representations

For purposes of this opinion we have assumed the truth and accuracy of the following facts:

Firsthand Funds was duly created pursuant to its Agreement and Declaration of Trust for the purpose of acting as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is validly existing under the laws of Delaware.  Firsthand Funds is registered as an investment company classified as an open-end management company under the 1940 Act.

The Acquiring Fund is a series fund of Firsthand Funds duly established under the laws of the State of Delaware and is validly existing under the laws of that State.  The Acquiring Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Acquiring Fund is fully transferable and has full voting rights.

The Acquired Funds are series funds of Firsthand Funds duly established under the laws of the State of Delaware and are validly existing under the laws of that State.  Each has an authorized capital of an unlimited number of shares and each outstanding share is fully transferable and has full voting rights.

For what has been represented as valid business purposes, the following transactions (the “Transactions”) will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

(a)           On the date of the closing (the “Closing Date”), the Acquired Funds will transfer substantially all of their assets to the Acquiring Fund.  Solely in exchange therefor, the Acquiring Fund will assume all of the liabilities of the Acquired Funds and deliver to the Acquired Funds a number of voting shares of the Acquiring Fund equal to the net asset value of the shares of the Acquired Funds.

(b)           The Acquired Funds will then liquidate and distribute all of the shares received from the Acquiring Fund (the “New Shares”) to their shareholders in proportion to their respective interests in the Acquired Funds in exchange for their shares in the Acquired Funds.

(c)           The Acquired Funds will then wind up and dissolve as soon as practicable thereafter, and their legal existence as series funds of Firsthand Funds will be terminated.

In rendering the opinion set forth below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

(1)           the Reorganization Agreements and

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March 28, 2008

(2)           such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

For purposes of rendering the opinion set forth below, we have in addition relied upon the following representations by the Acquiring Fund and the Acquired Funds, as applicable:

(A)           The fair market value of the New Shares received by each shareholder of the Acquired Funds will be approximately equal to the fair market value of the shares of the Acquired Funds surrendered in the exchange.  The shareholders of the Acquired Funds will receive no consideration other than New Shares in exchange for shares in the Acquired Funds.

(B)           There is no plan or intention by the Acquiring Fund or any person related to the Acquiring Fund, as defined in section 1.368-1(e)(3) of the Treasury Regulations, to acquire or redeem any of the shares of the Acquiring Fund issued in the Transactions either directly or through any transaction, agreement, or arrangement with any other person; provided, however, that certain redemptions will occur in the ordinary course of the Acquiring Fund’s business as an open-end investment company, as required by section 22(e) of the 1940 Act.  For this purpose, section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (i.e., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least 80% of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least 80% of the voting power and value of at least one of the corporations in the chain for consolidated return purposes (“Affiliated Group Relationship”) or if one corporation owns stock possessing at least 50% or more of the voting power or value of the other corporation (“Parent-Subsidiary Relationship”)).

(C)           During the five-year period ending on the Closing Date, neither the Acquired Funds nor any person related to the Acquired Funds by having a Parent-Subsidiary Relationship will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Funds with consideration other than shares of the Acquiring Fund or the Acquired Funds or (ii) redeemed or made distributions with respect to the Acquired Funds shares; provided, however, that certain redemptions have occurred in the ordinary course of the Acquired Funds’ business as open-end investment companies as required by section 22(e) of the 1940 Act and were made in the ordinary course of the Acquired Funds’ businesses as qualified regulated investment companies.

(D)           Prior to the Transactions, neither the Acquiring Fund nor any person related to the Acquiring Fund (i.e., having either an Affiliated Group Relationship or a Parent-Subsidiary Relationship with the Acquiring Fund) will have owned shares of the Acquired Funds.

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March 28, 2008

(E)           The aggregate value of the acquisitions, redemptions, and distributions discussed in paragraphs (B) and (C) above will not exceed 50% of the value (without giving effect to the acquisitions, redemptions, and distributions made in the ordinary course of the Acquiring Fund’s business as an open-end investment company as required by the 1940 Act) of the proprietary interest in the Acquired Funds on the effective date of the Transactions.

(F)           The Acquiring Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Acquired Funds immediately prior to the Transactions.  For purposes of this representation, amounts, if any, used by the Acquired Funds to pay their reorganization expenses, amounts paid by the Acquired Funds to shareholders who receive cash or other property (including any payments to dissenters), and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Funds’ business as investment companies) made by the Acquired Funds immediately preceding the transfer have been included as assets of the Acquired Funds held immediately prior to the Transactions.

(G)           On the Closing Date and at all times prior to the Closing Date, the Acquiring Fund did not have and has not had any plan or intention to sell or otherwise dispose of any of the assets of the Acquired Funds acquired in the Transactions, except for dispositions (i) made in the ordinary course of its business as a series of a qualified regulated investment company and (ii) the proceeds of which were used in accordance with the Acquiring Fund’s investment objectives.

(H)           The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the Transactions, except for acquisitions made in the ordinary course of its business as a series of an investment company pursuant to the provisions of section 22(e) of the 1940 Act.

(I)           In pursuance of the Reorganization Agreement, the Acquired Funds will distribute as soon as practicable the shares of the Acquiring Fund they receive in the Transactions.

(J)           The stated liabilities of the Acquired Funds assumed by the Acquiring Fund plus the liabilities to which the assets are subject were incurred by the Acquired Funds in the ordinary course of their business and are associated with the assets transferred.

(K)           The fair market value of the assets of the Acquired Funds transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

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March 28, 2008

(L)           The total adjusted bases of the assets of the Acquired Funds transferred to the Acquiring Fund will equal or exceed the sum of the stated liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(M)           Following the Transactions, the Acquiring Fund will continue the historic business of the Acquired Funds or use a significant portion of the Acquired Funds’s historic business assets in a business.

(N)           There is no intercorporate indebtedness existing between the Acquired Funds and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

(O)           The Acquired Funds are not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

(P)           The investment adviser to the Acquired Funds will pay or assume only those expenses of the Acquiring Fund, the Acquired Funds and the shareholders of the Acquired Funds that are solely and directly related to the transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187 (such as legal and accounting expenses, appraisal fees, administrative costs, security underwriting and registration fees and expenses, and transfer agents’ fees and expenses).  Otherwise, the Acquiring Fund, the Acquired Funds and the shareholders of the Acquired Funds will pay their respective expenses, if any, incurred in connection with the Transactions.

(Q)           The Acquired Funds and the Acquiring Fund each meet the requirements of a regulated investment company set forth in Code Section 368(a)(2)(F).

(R)           The Acquired Funds and the Acquiring Fund have each elected to be taxed as a “regulated investment company” (“RIC”) under Code Section 851 and, for all of the taxable periods (including the last short taxable period ending on the date of the Transactions for the Acquired Funds), have qualified for the special tax treatment afforded regulated investment companies under the Code.

(S)           No cash is being transferred to the shareholders of the Acquired Funds in lieu of fractional shares of the Acquiring Fund.

(T)           Following the Transactions, the Acquired Funds, the Acquiring Fund, and, to the best knowledge of the management of the Acquired Funds, the shareholders of the Acquired Funds, will comply with the information reporting, record retention and return filing requirements set forth in section 1.368-3 of the Treasury Regulations.

(U)           There are no dissenters’ rights in the Transactions.

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March 28, 2008

(V)           Neither the Acquired Funds nor one or more of their shareholders, or any combination thereof, will control (within the meaning of Code Section 368(a)(2)(H), which provides that control means ownership of shares possessing at least 50% of the total combined voting power of all classes of shares entitled to vote, or at least 50% of the total value of all classes of shares) the Acquiring Fund immediately after the transfer.

(W)           To the best knowledge of the management of the Acquired Funds, there is no plan or intention by the shareholders of the Acquired Funds who own five percent (5%) or more of the Acquired Funds shares to sell, exchange, or otherwise dispose of a number of shares of the Acquiring Fund received in the Transactions that would reduce the Acquired Funds shareholders’ ownership of the Acquiring Fund shares to a number of shares having a value, as of the date of the Transactions, of less than 50% of the value of all the formerly outstanding shares of the Acquired Funds as of the same date.  For purposes of this representation, shares of the Acquired Funds exchanged for cash or other property will be treated as outstanding shares of the Acquired Funds on the date of the Transactions.  Additionally, shares of the Acquired Funds and shares of the Acquiring Fund held by the Acquired Funds’ shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Transactions will be treated as outstanding shares of the Acquired Funds on the date of the Transactions.

B.           Characterization as a Reorganization

Code Section 354(a) provides that stockholders of a corporation that is a party to a “reorganization” will not recognize gain or loss on the exchange, in pursuance of the plan of reorganization, of their shares for shares in another corporation that is also a party to the reorganization.  Pursuant to Code Section 358(a)(1), the basis of the shares of the acquiring corporation to the shareholders of the target will be the same as the basis of such shareholders in their shares of target’s stock, decreased by any money or boot received in the exchange, and increased by any gain recognized on the exchange.  Pursuant to Code Section 1223(1), a shareholder’s holding period in target stock surrendered is tacked to the holding period of such shareholder in the stock of an acquiring corporation.

Code Section 361(a) provides that a corporation that is a party to a reorganization will not recognize gain or loss if it exchanges property for stock in another corporation that is also a party to the reorganization.  Pursuant to Code Section 362(b), the basis of property acquired by a corporation in a reorganization, shall be the same as it would be in the hands of the transferor, increased by any gain recognized.  Pursuant to Code Section 1223(2), if a taxpayer receives carryover basis with respect to acquired property, such taxpayer shall also inherit the holding period of the transferor.  Code Section 381 generally provides that in reorganizations where Code Section 361 applies, the acquiring corporation will succeed to certain tax attributes of the transferor.

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March 28, 2008

A “reorganization” for this purpose is defined in Code Section 368(a).  In particular, Code Section 368(a)(1)(C), the so-called “C reorganization,” includes in the definition of a reorganization an “acquisition by one corporation, in exchange solely for all or a part of its voting stock… of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other shall be disregarded.”  As a result of the Transactions, the Acquiring Fund will acquire substantially all of the assets of the Acquired Funds in exchange for shares of the Acquiring Fund and will assume the liabilities of the Acquired Funds.

Code Section 368(a)(2)(F) provides that a transaction involving an investment company will not be considered a reorganization unless the investment company is a RIC, a real estate investment trust, or certain other investment corporations.  Each Acquired Fund and the Acquiring Fund has elected to be taxed as a RIC.

Code Section 368(a)(2)(G) requires that the acquired corporation in a C reorganization must distribute the stock, securities and other property it receives in pursuance of the plan of reorganization.  The Acquired Funds will be distributing to their shareholders all the shares of the Acquiring Fund received in the Transactions, after which the Acquired Funds will liquidate.

Treasury Regulations Section 1.368-1(b) provides that, in general, continuity of business enterprise and continuity of interest are required for a reorganization.  The Acquiring Fund intends to continue the businesses of the Acquired Funds as regulated investment companies, and there is no intention that the shareholders of the Acquired Funds will dispose of their interests other than in the ordinary course of business of the Acquiring Fund as an open-end investment company.

As a further qualification for all forms of reorganization, Treasury Regulations Section 1.368-1(c) provides generally that a scheme, device or plan that has no business or corporate purpose is not a plan of reorganization and thus will not qualify as a reorganization for purposes of Code Sections 354 and 361.  The purpose and effect of the Transactions is to take advantage of various economies of scale and allow the funds to operate more efficiently.  Management thus anticipates that the Transactions will provide long-term benefits to the shareholders of the Acquired Funds.

Based on the above, it is our opinion that the Transactions will constitute a “reorganization” within the meaning of Code Section 368(a).

C.           Overall Conclusion

Our opinion set forth in this letter is based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter.  Based on the foregoing facts and representations, and provided that the Transactions will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Funds distribute the shares of the Acquiring Fund received in the Transactions as soon as practicable, we are of the opinion that the transfer of substantially all of the Acquired Funds’ assets to the Acquiring Fund in exchange for the New Shares and the assumption of the Acquired Funds’ stated liabilities, and the distribution of the New Shares to the Acquired Funds’ shareholders in liquidation of the Acquired Funds, will constitute a “reorganization” within the meaning of Code Section 368(a), and the Acquiring Fund and each of the Acquired Funds is a “party to a reorganization” within the meaning of Code Section 368(b).

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March 28, 2008

The opinion set forth above represents our conclusions as to the application of federal income tax law existing as of the date of this letter to the Transactions described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would require modifications or revocations of our opinion expressed herein.  Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinion.  Further, the opinion set forth above represents our conclusions based upon the documents and facts referred to above.  Any material amendments to such documents or changes in any significant facts would affect the opinion referred to herein.  Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

We express no opinion as to any federal income tax issue or other matter except those set forth above.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP